Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 19, 2010, relating to the consolidated financial statements and the effectiveness of Capitol Bancorp Ltd.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
(formerly known as BDO Seidman, LLP)

Grand Rapids, Michigan
January 10, 2011